EXHIBIT 14(b):

                             CONSENT OF
                       DELOITTE & TOUCHE  LLP
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  INDEPENDENT AUDITORS' CONSENT


  The Rushmore Fund, Inc.:

  We consent to the use in this Registration Statement on Form N-14 of our report dated September 29, 1995, appearing in the Annual Report of The Rushmore Fund, Inc. for the year ended August 31, 1995, and to the reference to us under the caption "Financial Statements and Experts" appearing in the Combined Prospectus/Proxy Statement, which is a part of such Registration Statement. We also consent to the reference to us under the caption "Financial Highlights" included in the current Prospectus of The Rushmore Fund, Inc. Money Market
  Portfolio dated January 1, 1996, which is part of such Registration Statement.


  /s/Deloitte & Touche LLP
  Deloitte & Touche LLP

  Washington, DC
  February 5, 1996
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